Exhibit 10.22

May 10, 2018

Marc A. Began

P.O. Box 32

Windsor NJ 08561

Dear Marc:

I am pleased to confirm our offer of employment to you as Vice President, Patent Counsel (at the Senior Director level) for Abiomed, INC. (“ABIOMED” or the “Company”).  This position currently reports to Mike Minogue, CEO, Chairman, and President of ABIOMED, and is based in Danvers, MA. We are excited to have you join our team and know that you will play a key role in building the strongest legal team in the industry. The purpose of this letter is to summarize the terms of your employment with the Company.

Your semi-monthly salary will be $14,518.33 annualized at a rate of $350,000.00, less applicable federal and state withholdings.  Your performance and salary will be reviewed annually and your salary may be adjusted in accordance with normal business practices based on your performance as well as on other factors such as the Company's performance. Your position is classified as exempt, therefore, you will not be eligible for overtime pay.

In addition to your base salary, you will also be eligible for the following benefit programs, subject to all provisions of the applicable plans and policies:

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Your position is eligible for an annual bonus targeted at 40% of base salary for performance that meets expectations, with an opportunity to earn from 0% - 150% of your bonus target based on actual Company performance and your achievement against personal objectives (and to be earned at 100% of your bonus target for “Code 2, meets” achievement). The award and amount of a bonus ultimately is in the discretion of the Company. You will be eligible for a bonus in FY19, which commenced on April 1, 2018. Your bonus will be pro-rated in your first year of employment based on your start date.  Bonuses are paid following the end of our fiscal year, typically in June. To be eligible for the award, you must be an active employee in good standing at the time payment is made.

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In addition, you will be granted restricted stock units with an expected value of $300,000 on the grant date. The equity grant will be awarded in accordance with the terms and conditions of ABIOMED’s Stock Incentive Plans and is subject to the approval by ABIOMED’s Compensation Committee of the Board of the Directors. The expected value is established at the time the equity award is granted and is not guaranteed. The equity award value you will ultimately receive will

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depend on the share price at the time of grant as well as the share price on the vesting or exercise date, as appropriate. The structure, form and timing of all awards shall be at the Company’s sole discretion. Your grant date for these equity awards will generally be on or around the 15th of the month following your start date. The restricted stock units will vest one-third on each of the first three anniversaries of the grant date, subject to your continued employment through the vesting date.  You will also be eligible to participate in ABIOMED’s annual equity incentive program under which, at the Company’s discretion, you may receive additional equity grants.

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This position will be based at Abiomed’s headquarters in Danvers, MA.  ABIOMED will provide you with the option to receive relocation assistance as part of your offer terms, the details of which will be provided in Abiomed’s “Homeowner Relocation Policy.” You must utilize this program within one year of your start date. The relocation package will be capped at $80,000. Should you leave the Company voluntarily within two years of the utilization of this program, you will be responsible for repayment of any monies received or paid on your behalf in connection with this benefit as described in the policy.

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You will receive a bonus payment, which will be grossed-up for tax purposes, so as to reflect the value of any required repayments to your current employer in respect of any relocation expenses paid or provided to you or on your behalf, by your current employer under your current employer’s relocation policy and any sign-on bonus paid to you by your current employer, subject in each case to written substantiation by you that is reasonably acceptable to ABIOMED.  For the avoidance of doubt, the purpose of this bonus is to ensure that you are compensated for any financial liability you have to your current employer with respect to your current relocation agreement with them and your sign-on bonus as a result of your voluntary resignation prior to August 21, 2018.

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The Abiomed Retirement Savings Plan (401(k)), under which the Company currently provides a fifty percent (50%) match up to six percent (6%) of the eligible compensation the employee contributes each calendar year.  The employer match is traditionally done prior to February 15th each year.   In order to qualify for the match, you must be employed on December 31 and have worked 501 hours in the calendar year.

•	The Abiomed health, dental, vision, disability and life insurance plans.
•	The Abiomed Employee Stock Purchase Plan (ESPP), which provides for purchase of Company stock at approximately a fifteen percent (15%) discount, subject to the terms of the ESPP.
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Vacation eligibility for up to 20 paid days off on an annual basis, plus 10 Company designated holidays as well as paid sick and personal time.  Time off and accrual is governed by the Company’s time off and vacation policy.

You will receive more detailed information regarding ABIOMED’s benefits and policies on or before your first day of employment. Where a particular benefit is subject to a formal plan (for example, medical insurance, 401(k)), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. ABIOMED reserves the right to modify, change or eliminate its compensation, bonus or benefit programs, at the Company's sole discretion.

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This offer is contingent upon successful verification of references as well as the successful completion of a Company-paid initial-employment drug screen and background check.  You also must complete an Employment Eligibility Verification Form, and submit (on your first day of employment) an original document establishing identity and employment eligibility.

You represent that you are not bound by any employment contracts, restrictive covenants or other restrictions preventing you from accepting employment with the Company as described herein or carrying out your responsibilities for the Company, or which are in any way inconsistent with any of the terms of this letter.  You also represent that you will not improperly use or disclose, in connection with your employment by the Company, information obtained from others, which you know to be confidential or proprietary, including information from prior employment or consulting arrangements. In order to protect ABIOMED's substantial investment of time and money in the creation and maintaining of its trade secrets and other confidential and proprietary information, as well as its good-will with its clients, customers, suppliers and vendors, all employees are required to sign ABIOMED’s standard employment, non-disclosure/non-compete agreement. The terms and conditions of this agreement will apply, regardless of any change in the nature of your duties, compensation or employment with any entity related to ABIOMED.  We also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies. ABIOMED respects these obligations, and expects you to honor them as well. To that end, we expect that you have not taken any documents or other confidential information from any previous employer. Further, we want to make it perfectly clear you should not bring with you to ABIOMED, or use in the performance of your responsibilities for the Company, any proprietary business or technical information, materials or documents of a former employer.

This letter constitutes the entire offer regarding the terms and conditions of your employment with ABIOMED and supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

Please confirm your acceptance of this offer by signing this letter and returning via email to Nicole Zarkades at nzarkades@abiomed.com. This offer will expire at 11:59pm on May 11, 2018.   Your anticipated start date is June 4, 2018.

Marc, we are very enthusiastic about you joining ABIOMED and look forward to a mutually rewarding working relationship. Should you have any questions, please feel free to contact me at any time. We look forward to having you on our team!

Sincerely,

Kelley Boucher

Vice President, Human Resources

Agreed and Accepted:    I accept the above described position and terms of employment. My start date will be June 4, 2018.

/s/ MARC A. BEGAN5/11/2018

Marc A. BeganDate

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